NETWORK-1 SECURITY SOLUTIONS, INC.

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143710

PROSPECTUS SUPPLEMENT NO. 7
(To Prospectus dated May 11, 2010)

This is a prospectus supplement to our prospectus dated May 11, 2010 (the “Prospectus”) relating to the resale from time to time by selling stockholders of up to 8,373,246 shares of our common stock, including shares issuable upon exercise of outstanding warrants and options. The purpose of this Prospectus Supplement is to update the Selling Stockholder section of the Prospectus.

This prospectus supplement should be read in conjunction with the Prospectus and may not be delivered or utilized without the Prospectus.  This prospectus supplement is qualified by reference to the Prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the Prospectus.  Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

The securities offered by the Prospectus involve a high degree of risk.  You should carefully consider the “Risk Factors” referenced on pages 6-11 of the Prospectus in determining whether to purchase the common stock.

The date of this prospectus supplement is February 10, 2011.

SELLING STOCKHOLDERS

The information appearing under the caption “Selling Stockholders” beginning on page 23 of the Prospectus is amended and restated in its entirety below to reflect the following:

• the expiration of the exercise period of warrants owned by fifteen (15) selling stockholders to purchase an aggregate of 332,250 shares of our common stock;

• the exercise by eight (8) selling stockholders of warrants to purchase an aggregate of 521,540 shares of our common stock;

• the resale, pursuant to the Prospectus, of 425,000 shares of our common stock by CMH Capital Management Corp.;

• the sale of an aggregate of 155,500 shares of common stock by Corey M. Horowitz pursuant to a registration statement on Form S–8;

• the vesting of 250,000 shares of our common stock underlying options owned by Corey M. Horowitz;

• a change in the ownership of warrants and options to purchase an aggregate of 1,000,000 shares of our common stock registered for resale pursuant to the Prospectus.  The warrants and options were reissued to Corey M. Horowitz, our Chairman and Chief Executive Officer.  They were originally issued to CMH Capital Management Corp., an entity in which Mr. Horowitz is the sole shareholder, officer and director;

• the sale of warrants to purchase an aggregate of 327,000 shares of our common stock registered for resale pursuant to the Prospectus by three selling stockholders and the subsequent exercise of those warrants to purchase 254,000 of those shares;

• the exercise of warrants to purchase 267,540 shares of our common stock by six selling stockholders;

• the exercise by Corey M. Horowitz of incentive stock options to purchase 1,084,782 shares of our common stock and of non-qualified options to purchase 10,000 shares of our common stock; and

• the gift by Corey M. Horowitz for the benefit of his children of an aggregate of 45,000 shares of our common stock to two trusts and a custodian account.

SELLING STOCKHOLDERS

The following table sets forth the names of the selling stockholders who may sell their shares under this prospectus from time to time.  The selling stockholders are not obligated to sell any of the shares offered by this prospectus.  The number of shares sold by each selling stockholder may depend on a number of factors, such as the market price of our common stock.

We are registering 8,373,246 shares of our common stock for resale by the selling stockholders.  We agreed to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) with the Securities and Exchange Commission, of which this prospectus is a part, with respect to the resale of:

•	1,858,714 shares of common stock and 1,666,667 shares of common stock issuable upon exercise of warrants issued to investors in our private offering completed on April 16, 2007;

•	354,960 shares of common stock issuable upon exercise of warrants issued to the placement agents with respect to the private offering completed on April 16, 2007;

•	2,621,365 shares of our common stock and 1,300,000 shares of our common stock issuable upon exercise of warrants and options owned by our Chairman and Chief Executive Officer and related parties;

•
516,500 shares of common stock issued upon exercise of warrants issued in our private offering completed in December 2004 and January 2005 and to assignees of the placement agent in connection with that offering; and

•	5,040 shares of common stock issued upon exercise of warrants issued to an assignee of the placement agent in connection with our private offering completed on April 16, 2007.

The number of shares of our common stock shown in the following table as being offered by the selling stockholders do not include such presently indeterminate number of additional shares of our common stock that may be issuable as a result of stock splits, stock dividends and similar transactions.  Pursuant to Rule 416 under the Securities Act, however, such shares are included in the Registration Statement of which this prospectus is a part.

The selling stockholders may sell any or all of their shares listed below from time to time. Accordingly, we cannot estimate how many shares the selling stockholders will own upon consummation of any such sales.  Also, the selling stockholders may have sold, transferred or otherwise disposed of all or a portion of their shares since the date on which the information was provided in transactions exempt from the registration requirements of the Securities Act.

Of the selling stockholders listed in the table below, Eric Singer, Hilary Bergman, Brad Reifler, Jack Brimberg, Theodore J. Marolda, Jay Tomlinson and Steven Heinemann are believed by us to be affiliates of broker-dealers, who purchased the shares in the ordinary course of business and at the time of the purchase of the securities to be resold, such selling stockholders did not have any agreements or understandings, directly or indirectly, with any person to distribute the securities.

None of the selling stockholders has had a material relationship with us within the past three years other than as a result of the ownership of our securities except: (i) Corey M. Horowitz is our Chairman and Chief Executive Officer and (ii) Mr. Horowitz and Laurent Ohana serve on our board of directors.

Name	Number of Shares Beneficially Owned Prior to Offering(1)		Number of Shares Being Offered		Number of Shares Beneficially Owned After Offering(1)(2)	Percentage of Outstanding Common Stock After Offering(1)
Corey M. Horowitz	10,096,435	(3)	3,921,365	(4)	6,175,070	19.8%
CMH Capital Management Corp.	2,342,800	(5)	2,342,800	(5)	0	0%
Donna Slavitt	67,471		67,471		0	0%
Logan Zev Horowitz 1999 Trust	95,000	(6)	95,000	(6)	0	0%
Dylan Max Horowitz 1999 Trust	95,000	(6)	95,000	(6)	0	0%
Corey M. Horowitz Custodian for Zachary Jordon Horowitz	95,000	(6)	95,000	(6)	0	0%
Horowitz Partners	2,291	(7)	2,291	(7)	0	0%
Hound Partners, LLC	2,942,048	(8)	2,942,048	(9)	0	0%
Hound Partners Offshore Fund, L.P.	2,497,924	(10)	2,497,924	(10)	0	0%
Blackwell Partners LLC	285,236	(11)	285,236	(11)	0	0%
Graham Partners, L.P.	166,667	(12)	166,667	(13)	0	0%
Aurelian Partners, L.P.	611,300	(14)	166,667	(15)	444,633	1.7%
Brian T. Horey SEP-IRA, Charles Schwab & Co. Custodian	100,000	(16)	33,333	(17)	66,667	*
Zaykowski Limited Partners, L.P.	33,333	(18)	33,333	(18)	0	0%
Zaykowski Qualified Partners, L.P.	33,333	(19)	33,333	(19)	0	0%
Lewis Opportunity Fund, L.P.	70,833	(20)	70,833	(20)	0	0%
LAM Opportunity Fund, LTD	12,500	(21)	12,500	(21)	0	0%
Theodore J. Marolda	83,578	(22)	54,000	(23)	29,578	*
Jack Brimberg	37,500	(24)	37,500	(24)	0	0%
Jay Tomlinson	16,500	(25)	16,500	(25)	0	0%
Matthew Pilkington	17,560	(26)	7,560	(27)	10,000	*
Emigrant Capital Corporation	1,312,500	(28)	187,500		1,125,000	4.3%
Eric Singer	170,840	(29)	95,840	(30)	75,000	*
John R. Hart	75,000		25,000		50,000	*
Barry S. Friedberg	87,500		12,500		75,000	*
Steven D. Heinemann	2,665,052	(31)	91,667	(32)	2,573,385	9.9%
Brian Eng	112,500		12,500		100,000	*
Brad Reifler	45,300	(33)	37,800	(34)	7,500	*
Hilary Bergman	45,300	(35)	37,800	(36)	7,500	*
Laurent Ohana	225,000	(37)	50,000	(38)	175,000	*
Quaker Event Arbitrage Fund	75,000	(39)	50,000		25,000	*
Harbor Road Ventures 2010, LLC	204,000	(40)	204,000		0	0%
Charles T. Close and Leslie Close IRA	57,212	(41)	57,212	(41)	0	0%
Peter Davidson	15,788	(42)	15,788	(42)	0	0%
__________________
*  Less than 1%

(1)	Except as otherwise indicated, the address for each beneficial owner is c/o Network-1 Security Solutions, Inc., 445 Park Avenue, Suite 1018, New York, New York 10022.

(2)
Unless otherwise indicated, we believe that all persons named in the above table have sole voting and investment power with respect to all shares of common stock beneficially owned by them. A person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from the date hereof upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that options, warrants and convertible securities held by such person (but not those held by any other person) and which are exercisable or convertible within 60 days have been exercised and converted.  Assumes a base of 25,953,129 shares of common stock outstanding.

(3)
Includes (i) 1,118,085 shares of common stock held by Mr. Horowitz, (ii) 5,985,788 shares of common stock subject to currently exercisable stock options held by Mr. Horowitz, (iii) 2,042,800 shares of common stock held by CMH Capital Management Corp. (“CMH”), an entity in which Mr. Horowitz is the sole shareholder, officer and director; (iv) 250,000 shares of common stock subject to currently exercisable warrants held by Mr. Horowitz, (v) 300,000 shares of common stock subject to currently exercisable warrants held by CMH, (vi) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vii) an aggregate of 285,000 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (viii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner. Does not include options to purchase 250,000 shares of common stock which are not currently exercisable.

(4)
Includes (i) 223, 803 shares of common stock held by Mr. Horowitz, (ii) 2,042,800 shares of common stock held by CMH, (iii) 250,000 shares of common stock subject to currently exercisable warrants held by Mr. Horowitz (iv) 300,000 shares of common stock subject to currently exercisable warrants held by CMH, (v) 750,000 shares of common stock subject to currently exercisable options held by Mr. Horowitz, (vi) 67,471 shares of common stock owned by Donna Slavitt, the wife of Mr. Horowitz, (vii) an aggregate of 285,000 shares of common stock held by two trusts and a custodian account for the benefit of Mr. Horowitz’s three children and (viii) 2,291 shares of common stock held by Horowitz Partners, a general partnership of which Mr. Horowitz is a partner.

(5)
Includes (i) 2,042,800 shares of common stock and (ii) 300,000 shares of common stock subject to currently exercisable warrants.  Corey M. Horowitz, by virtue of being the sole officer and shareholder of CMH, has sole power to vote and dispose of the shares of common stock owned by CMH.

(6)
Gary Horowitz, by virtue of being the trustee of the Logan Zev Horowitz 1999 Trust and the Dylan Max Horowitz 1999 Trust, has sole power to vote and dispose of the shares of common stock owned by each of the trusts.  Corey M. Horowitz, by virtue of being custodian for Zachary Jordon Horowitz, has the sole power to vote and dispose of such shares.

(7)
Corey M. Horowitz, Gary Horowitz, Cindy Horowitz and Syd Horowitz, by virtue of being a general partner of Horowitz Partners, may each be deemed to have shared power to vote and dispose of the shares owned by Horowitz Partners.

(8)
Includes (i) 158,888 shares of common stock; (ii) 175,331 shares of common stock and 109,905 shares of common stock subject to currently exercisable warrants owned by Blackwell Partners LLC, and (iii) 1,524,495 shares of common stock and 973,429 shares of common stock subject to currently exercisable warrants held by Hound Partners Offshore Fund, LP.  Jonathan Auerbach is the managing member of Hound Performance, LLC and Hound Partners, LLC.  Hound Performance, LLC is the general partner of Hound Partners Offshore Fund, L.P.  Hound Partners, LLC is the investment manager of Hound Partners Offshore Fund, L.P. and Blackwell Partners LLC.  The securities may be deemed to be beneficially owned by Hound Performance, LLC, Hound Partners LLC and Jonathan Auerbach.  The aforementioned beneficial ownership is based in part upon a Schedule 13G jointly filed by Hound Partners, LLC, Hound Performance, LLC, Jonathan Auerbach, Hound Partners, L.P. and Hound Partners Offshore Fund, LP, with the Securities and Exchange Commission on January 18, 2011, a Form 3 filed by Hound Partners Offshore Fund, LP, with the Securities and Exchange Commission on January 3, 2011, a Form 4 jointly filed by Hound Partners Offshore Fund, LP, Hound Partners, LLC, Hound Performance LLC and Jonathan Auerbach with the Securities and Exchange Commission on January 18, 2011.  Jonathan Auerbach, by virtue of being the managing member of Hound Performance, LLC and Hound Partners, LLC, has the power to vote and dispose of the securities held by Hound Partners, LP, Hound Partners Offshore Fund, L.P. and Blackwell Partners, LLP.

(9)
Includes (i) 158,888 shares of common stock, (ii) 175,331 shares of common stock and 109,905 shares of common stock subject to currently exercisable warrants owned by Blackwell Partners LLC, and (iii) 1,524,495 shares of common stock and 973,429 shares of common stock subject to currently exercisable warrants owned by Hound Partners Offshore Fund, L.P.

(10)	Includes (i) 1,524,495 shares of common stock and (ii) 973,429 shares of common stock subject to currently exercisable warrants.

(11)	Includes 175,331 shares of common stock and 109,905 shares of common stock subject to currently exercisable warrants.

(12)
Includes 166,667 shares of common stock subject to currently exercisable warrants owned by Graham Partners, L.P. Harold W. Berry III, as the general partner of Graham Partners, L.P., has the power to vote and dispose of the securities owned by Graham Partners, L.P.

(13)	Includes 166,667 shares of common stock subject to currently exercisable warrants owned by Graham Partners, L.P.

(14)
Includes (i) 444,633 shares of common stock and (ii) 166,667 shares of common stock subject to currently exercisable warrants owned by Aurelian Partners, L.P.  Brian Horey, as general partner of Aurelian Partners, L.P., has sole power to vote and dispose of the securities owned by Aurelian Partners, L.P.

(15)	Includes 166,667 shares of common stock subject to currently exercisable warrants owned by Aurelian Partners, L.P.

(16)	Includes (i) 66,667 shares of common stock and (ii) 33,333 shares of common stock subject to currently exercisable warrants owned by Brian T. Horey SEP-IRA, Charles Schwab & Co. Custodian.

(17)	Includes 33,333 shares of common stock subject to currently exercisable warrants.

(18)
Includes 33,333 shares of common stock subject to currently exercisable warrants owned by Zaykowski Limited Partners, L.P.  Paul Zaykowski, as the general partner of Zaykowski Limited Partners, L.P., has the sole power to vote and dispose of the securities owned by Zaykowski Limited Partners, L.P.

(19)
Includes 33,333 shares of common stock subject to currently exercisable warrants owned by Zaykowski Qualified Partners, L.P. Paul Zaykowski, as the general partner of Zaykowski Qualified Partners, L.P., has the sole power to vote and dispose of the securities owned by Zaykowski Qualified Partners, L.P.

(20)
Includes 70,833 shares of common stock subject to currently exercisable warrants owned by Lewis Opportunity Fund, L.P.  W. Austin Lewis IV as general partner/portfolio manager has the sole power to vote and dispose of the securities owned by Lewis Opportunity Fund, L.P.

(21)
Includes 12,500 shares of common stock subject to currently exercisable warrants owned by LAM Opportunity Fund, L.P.  W. Austin Lewis IV, as General Partner/Portfolio Manager, has the sole power to vote and dispose of the securities owned by LAM Opportunity Fund.

(22)	Includes (i) 29,578 shares of common stock and (ii) 54,000 shares of common stock subject to currently exercisable warrants.

(23)	Includes 54,000 shares of common stock subject to currently exercisable warrants.

(24)	Includes 37,500 shares of common stock subject to currently exercisable warrants.

(25)	Includes 16,500 shares of common stock subject to currently exercisable warrants.

(26)	Includes (i) 15,040 shares of common stock and (ii) 2,520 shares of common stock, subject to currently exercisable warrants.

(27)	Includes 5,040 shares of common stock and 2,520 shares of common stock subject to currently exercisable warrants.

(28)
Howard Millstein, by virtue of being an officer of New York Private Bank and Trust Corporation and trustee of the Paul Milstein Revocable 1998 Trust, both indirect owners of Emigrant Capital Corporation, may be deemed to have sole power to vote and dispose of the securities owned by Emigrant Capital Corporation.  The address of Emigrant Capital Corporation is 6 East 43rd Street, New York, New York  10017.

(29)
Includes (i) 75,000 shares of common stock owned by Singer Fund, L.P. and (ii) 95,840 shares of common stock subject to currently exercisable warrants owned by Mr. Singer.   Eric Singer has sole power to vote and dispose of the shares owned by Singer Fund, L.P.

(30)	Includes 95,840 shares of common stock subject to currently exercisable warrants owned by Mr. Singer.

(31)
Includes (i) 2,598,385 shares of common stock and (ii) 66,667 shares of common stock subject to currently exercisable warrants, based on a Schedule 13G filed by Mr. Heinemann with the Securities and Exchange Commission on June 2, 2010.

(32)	Includes 25,000 shares of common stock and 66,667 shares of common stock subject to currently exercisable warrants.

(33)	Includes (i) 7,500 shares of common stock and (ii) 37,800 shares of common stock subject to currently exercisable warrants.

(34)	Includes 37,800 shares of common stock subject to currently exercisable warrants.

(35)	Includes (i) 7,500 shares of common stock and (ii) 37,800 shares of common stock subject to currently exercisable warrants.

(36)	Includes 37,800 shares of common stock subject to currently exercisable warrants.

(37)	Includes 225,000 shares of common stock subject to currently exercisable warrants and options.

(38)	Includes 50,000 shares of common stock subject to currently exercisable warrants.

(39)
Thomas Kirchner, portfolio manager at Quaker Funds, Inc., has sole power to vote and dispose of the securities owned by Quaker Event Arbitrage Fund pursuant to an  investment advisory agreement.  The address of Quaker Event Arbitrage Fund is 309 Technology Drive, Malvern, PA  10355.

(40)
Includes 57,212 shares of common stock subject to currently exercisable warrants.  Helen Hockney and Kevin Shine, as managers, have power to vote and dispose of the securities owned by Harbor Road Ventures 2010, LLC.  The address of Harbor Road Ventures 2010, LLC is 40 Wall Street, 28th Floor, New York, NY  10005.

(41)	Includes 57,212 shares of common stock subject to currently exercisable warrants.

(42)	Includes 15,788 shares of common stock subject to currently exercisable warrants.